Exhibit 99(b)   Subscription Agreement

SUBSCRIPTION AGREEMENT

Ultimate Products Corporation
C/O Delos Stock Transfer
762 South U.S. Highway 1
Vero Beach, Florida 32962

Attention:  Ms. BeLinda R. Ybarra-Davis

Re:  Prospectus, dated ______________ 2008

Dear Ms. Ybarra-Davis:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2008 of Ultimate Products Corporation , a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by Ultimate Products Corporation.

The Investor hereby subscribes for ____________ shares of Ultimate Products Corporation's common stock ("Common Stock") at $0.10 per share, for an aggregate purchase price of $____________.  Enclosed is the Investor's check which shall be made payable to "Delos Stock Transfer- Escrow Account," with Ultimate Products Corporation written on the reference line of the check.  The check is to be sent care of Delos Stock Transfer at the above listed address for the Company.

The Investor hereby acknowledges that Delos Stock Transfer is acting solely as escrow holder in connection with the offering of Common Stock and Delos Stock Transfer and none of its employees makes any recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed

Signature of Investor
Print Full Name
Street Address
City, State, Zip
Email Address
Area Code and Telephone Number
Social Security Number/Tax I.D. Number
Accepted and Agreed:

Ultimate Products Corporation

By:
George Vogelei
President

Deliver completed subscription agreements and checks to:

Delos Stock Transfer Company
762 South U.S. Highway 1
Vero Beach, Florida 32962